Exhibit 8.1 Opinion Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Tel 212.351.4000 gibsondunn.com

OPINION AS TO TAX MATTERS

July 9, 2026

Korsana Biosciences, Inc.

203 Crescent Street, Buildings 3/3A/4, Suite 503

Waltham, Massachusetts 02453

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Korsana Biosciences, Inc., a corporation incorporated pursuant to the laws of Delaware (“Company”), in connection with the proposed merger transactions (“Mergers”) pursuant to that certain Agreement and Plan of Merger and Reorganization, by and among the Company, Cyclerion Therapeutics, Inc., a corporation incorporated pursuant to the laws of Massachusetts (“Parent”), Cariboos Merger Sub Corp., a corporation incorporated pursuant to the laws of Delaware, and Cariboos Merger Sub II, LLC, a Delaware limited liability company, dated as of April 1, 2026, as amended on April 17, 2026 (the “Merger Agreement”). Following the closing of the Mergers, Parent (which will be renamed “Korsana Biosciences, Inc.” in connection with the closing of the Mergers) will redomesticate by way of a continuation from a corporation organized under the laws of the Commonwealth of Massachusetts to an exempted company under the laws of the Cayman Islands (the “Redomestication) pursuant to, and in accordance with, Section 9.20 of the Massachusetts Business Corporation Act and Part XII of the Companies Act of the Cayman Islands. At your request, and in connection with the filing of the Form S-4 (Registration No. 333-295175) (including the proxy statement/prospectus contained therein, as amended or supplemented through the date of this opinion) (the “Registration Statement”), we are rendering our opinion concerning the qualification of the Redomestication as a “reorganization” within the meaning of section 368(a) of the Code.1 Capitalized terms used but not defined in this letter shall have the meanings ascribed to them in the Merger Agreement.

In rendering our opinion, we have examined the Merger Agreement, the form of documentation implementing the Redomestication, including resolutions adopted by the board of directors of Parent approving the Redomestication, the Plan of Redomestication, and Parent’s Cayman Islands Memorandum and Articles of Association (such documentation, “Redomestication Documentation”), the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Mergers and the Redomestication will be consummated in accordance with the provisions of the Merger Agreement and the Redomestication Documentation,

[1]	Unless otherwise indicated, all “section” references are to the Internal Revenue Code of 1986 (the “Code”), as amended.

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Korsana Biosciences, Inc.

July 9, 2026

respectively, and as described in the Registration Statement, (ii) no transaction, covenant, or condition described in the Registration Statement and affecting this opinion has been waived as of the date of this opinion or will be waived by any party, (iii) the statements concerning the Mergers and the parties set forth in the Merger Agreement are true, complete, and correct as of the date of this opinion and will remain true, complete, and correct at all times up to and including the date of the Redomestication, (iv) the statements concerning the Redomestication and the parties set forth in the Redomestication Documentation are true, complete, and correct as of the date of this opinion and will remain true, complete, and correct at all times up to and including the date of the Redomestication, (v) the Registration Statement is and will remain true, complete, and correct as of the date of this opinion and will remain true, complete, and correct at all times up to and including the date of the Redomestication, (vi) the statements and representations made by Parent and the Company in their respective officer’s certificates dated as of the date of this opinion and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete, and correct as of the date of this opinion and will remain true, complete and correct at all times up to and including the date of the Redomestication, (vii) any such statements and representations made in the Officer’s Certificates that are qualified by knowledge, belief, materiality, or comparable qualification are true, complete, and correct as of the date of this opinion and will be true, complete, and correct without such qualification, and (viii) Parent, the Company, and their respective subsidiaries will treat the Redomestication for U.S. federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above-described assumptions are untrue for any reason, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable U.S. federal income tax law, the Redomestication will qualify as a reorganization within the meaning of section 368(a) of the Code and the discussion contained under the caption “PROPOSAL NO. 4—The Redomestication Proposal—U.S. Federal Income Tax Considerations of the Cayman Redomestication” in the Registration Statement, to the extent that they describe matters of law or legal conclusions and subject to the qualifications, assumptions and limitations stated therein, are accurate in all material respects.

We express no opinion on any issue relating to the tax considerations of the Redomestication contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury regulations promulgated under the Code, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Redomestication, or any inaccuracy in the statements, facts, assumptions, or representations upon which we have relied, may affect the continuing validity of our opinion as set forth in this letter. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

Korsana Biosciences, Inc.

July 9, 2026

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references in the Registration Statement to us. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP